Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FIRST QUARTER 2010 EARNINGS

PER DILUTED SHARE OF $0.24

FOOTHILL RANCH, Calif.— May 3, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three-month period ended March 31, 2010.

First Quarter 2010 Consolidated Results

•

Total consolidated revenue for the quarter ended March 31, 2010 was $189.3 million, compared to total consolidated revenue of $188.1 million in the first quarter of 2009 and $188.4 million in the fourth quarter of 2009.

•

Adjusted EBITDA[1] was $27.5 million for the quarter ended March 31, 2010, an increase of 1.5 percent, compared to $27.1 million for the quarter ended December 31, 2009. Adjusted EBITDA was $29.3 million for the quarter ended March 31, 2009[2].

•

Adjusted EBITDAR[3] was $32.1 million for the quarter ended March 31, 2010, up 1.3 percent compared to $31.7 million for the quarter ended December 31, 2009. Adjusted EBITDAR was $33.8 million for the quarter ended March 31, 2009.

•	Net income for the quarter ended March 31, 2010 totaled $8.9 million, compared to $10.0 million for the first quarter of 2009.

•	Diluted earnings per common share for the quarter ended March 31, 2010 were $0.24, compared to $0.27 for the same period in 2009.

Long-Term Care Services - First Quarter 2010 Segment Results

•

Total revenue for the long-term care services segment, which represented over 89 percent of consolidated revenues, was $169.2 million for the quarter ended March 31, 2010, an increase of $3.7 million, or 2.2 percent, compared to the same period a year ago.

•	Skilled mix[4] was 23.0 percent in the first quarter of 2010, up 90 basis points from 22.1 percent in the fourth quarter of 2009. Skilled mix was 24.3 percent in the first quarter of 2009.

•	Occupancy rates[5] were 83.8 percent during the first quarter of 2010, up 70 basis points from 83.1 percent in the fourth quarter of 2009. Occupancy rates were 84.7 percent in the first quarter of 2009.

•

The percentage of Medicare days in the upper nine RUG categories[6] was 46.4 percent in the first quarter of 2010, an increase of 450 basis points, compared to 41.9 percent during the first quarter of 2009.

Ancillary Services – First Quarter 2010 Segment Results

•	The Company’s third-party rehabilitation therapy services’ segment revenue was $17.0 million for the quarter ended March 31, 2010, a decrease of 6.7 percent, compared to the same period a year ago.

•	Third-party rehabilitation therapy accounted for 9.0 percent of total consolidated revenues in the first quarter of 2010, compared to 9.6 percent in the first quarter of 2009.

•

The Company’s hospice business, which represented 1.6 percent of total consolidated revenues, reported total revenue of $3.1 million for the quarter ended March 31, 2010, compared to $4.3 million in the first quarter of 2009.

Management Discussion – First Quarter 2010 Results

Total company revenues of $189.3 million increased slightly from the year ago period as the long-term care segment was able to mitigate a nearly one percent Medicare rate cut and a 10 percent Kansas Medicaid rate cut which were both effective throughout the first quarter. Long-term care services revenue for the three-month period ended March 31, 2010 increased 2.2 percent, compared to the same period in 2009 as the Company focused on a higher acuity mix and added newly acquired and developed facilities to its portfolio since April 2009. These facilities include the opening of the Dallas Center of Rehabilitation and the acquisition of two facilities in Iowa.

Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. commented on the long-term care services results stating, “Our first quarter results demonstrate improving operating metrics in several key areas. First, our occupancy rate increased to 83.8 percent, or 70 basis points, over the fourth quarter of 2009 as the affiliates increased average daily census by 140 patients. Second, our skilled mix improved by 90 basis points to 23.0 percent as compared to the fourth quarter of 2009. Additionally, the percentage of Medicare days in the upper nine RUG categories reached an all-time high of 46.4 percent. With a continuous focus on high quality of care, these improving operating metrics illustrate the success of initiatives implemented in 2009 to mitigate risk from the challenging economic and competitive environment.”

With respect to the Company’s third-party rehabilitation services, decreased revenue in the three-month period ended March 31, 2010 resulted primarily from a decrease in the number of third-party facilities serviced.

For the first three months in 2010, the Company’s hospice business revenue decreased primarily due to a lower average census in the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.

Commenting on the ancillary services segment, Mr. Hendrickson noted, “We are optimistic about our rehabilitation services business as we shed low margin customers and add new, more profitable customers. In addition, we have increased our hospice admissions over the fourth quarter of 2009 due to new initiatives implemented last year to improve marketing efforts.”

For the three-month period ended March 31, 2010, consolidated net income was negatively impacted primarily by a $2.9 million increase in cost of services expenses, partially offset by a $1.2 million increase in revenue, a $0.8 million decrease in interest expense and a $0.2 million decrease in income tax expense as compared to the same period a year ago. Interest expense during the three-month period ended March 31, 2010 was $7.3 million, down 9.9 percent compared to the three-month period ended March 31, 2009. Lower interest expense was due primarily to a decrease in the average interest rate on our debt from 6.2% in the three months ended March 31, 2009 to 5.1% in the three months ended March 31, 2010, which resulted in $1.3 million of savings. Provision for income taxes for the quarter ended March 31, 2010 was $5.6 million, compared to $5.8 million for the first quarter of 2009. The effective tax rate for the quarter ended March 31, 2010 was 38.6 percent, compared to an effective tax rate of 36.5 percent for the quarter ended March 31, 2009.

Commenting on the recent refinancing and acquisitions, Boyd Hendrickson, Chairman and Chief Executive Officer, noted, “Subsequent to the end of our first quarter, we have refinanced our long-term debt under favorable terms, including an extension of the maturity to up to five or six years. With this additional capital, strong cash flow and significant real property ownership of 74 percent, we believe we have the financial and operational capability to fund future growth and pay down debt.”

Mr. Hendrickson continued, “We are extremely pleased to have closed our recently announced acquisition which expands our services within the post-acute care continuum. We firmly believe that entry into the home health industry and further expansion of our hospice services fits well with our long-term strategy to be a leader in post-acute care. Additionally, this acquisition complements our competitive strengths in delivering high quality patient care with multiple service platforms, a strong reputation and concentrated network in local markets, and our long history of successful acquisitions. The acquisition was funded by a $30 million delayed draw to our refinanced term loan bringing the term loan balance to $360 million with the remainder of the purchase price funded from our revolving credit facility. As a result, we currently have $373 million outstanding on our first lien senior secured term loan and our revolving credit facility. Thus, we have approximately $82 million of capacity under our senior credit facilities including amounts due under letters of credit.”

Outlook

Skilled Healthcare Group is updating its 2010 full year guidance to reflect the recent refinancing and acquisitions. The Company expects revenue to be between $795 million and $805 million. EBITDAR is expected to be in the range of $132 million to $137 million and EBITDA is expected to be in the range of $113 million to $118 million. Diluted net income per common share is expected to be between $0.87 and $0.92. This guidance assumes:

•	Accretion from closing of May 1, 2010 acquisition.

•

Average interest rate on debt of approximately 8 percent and dilution from new term loan and revolver refinancing of approximately $0.08 due to increased interest expense. It does not include a non-recurring write-off of deferred financing costs and fees of approximately $7 million, or $0.11 per share after tax.

•	No change in Medicare rates for fiscal year 2011. Medicare rates declined by 1.1 percent in fiscal year 2010, effective October 1, 2009. No impact from RUGs IV.

•	No change in Medicaid rates with the exception of a Medicaid rate cut of 10 percent for Kansas effective January 1, 2010.

•	An increase in unemployment insurance expense of approximately $1 million.

•	Nominal increase in rent expense due to substantial property ownership.

•	Labor expense increases of approximately 2 percent.

•	Start-up losses on the new Ft. Worth facility of approximately $1.3 million.

•	Capital expenditures of approximately $30 million.

•	Cost reductions of $3.0 million to $3.5 million annually commencing in the fourth quarter of 2009.

•	No additional acquisitions or dispositions.

•	An effective tax rate of 39 percent.

Conference Call

A conference call and webcast will be held tomorrow, Tuesday, May 4, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the first quarter of 2010 and its outlook for the future.

To participate in the call, interested parties may dial (866) 713-8562 within the U.S. and (617) 597-5310 internationally and reference passcode 32959347. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 p.m. Pacific Time on May 4, 2010 via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 84608917. The replay will be available until May 11, 2010.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had consolidated annual revenues of nearly $760 million and approximately 14,000 employees as of March 31, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.
(2)	On June 29, 2009, we restated our financial statements for the annual periods in fiscal years 2006 through 2008 and the quarterly periods in fiscal years 2007 and 2008 in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and for the first quarter of 2009 in our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. Throughout this press release, all referenced amounts for affected periods and affected period comparisons reflect the affected balances and amounts on a restated basis. Please refer to our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 for more information regarding the restatement.
(3)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.
(4)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.
(5)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.
(6)	This metric measures the percentage of Medicare days that were generated by patients for whom reimbursement falls under one of the top nine highest reimbursement RUG categories.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the guidance for 2010 full year revenue, EBITDAR, EBITDA and net income per share and the statements made by Mr. Hendrickson regarding the impact of initiatives implemented in 2009 and future financial and operating performance. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K for the year ended

December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$189,319	$188,074
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	151,705	148,777
Rent cost of revenue	4,581	4,515
General and administrative	6,351	6,240
Depreciation and amortization	5,944	5,477

	168,581	165,009

Other income (expenses):
Interest expense	(7,284)	(8,090)
Interest income	228	191
Other income (expense)	(4)	(60)
Equity in earnings of joint venture	797	733

Total other expenses, net	(6,263)	(7,226)

Income from continuing operations before provision for income taxes	14,475	15,839
Provision for income taxes	5,594	5,784

Income from continuing operations	8,881	10,055
Loss from discontinued operations, net of tax	—	(52)

Net income	$8,881	$10,003

Earnings per share, basic:
Earnings per common share from continuing operations	$0.24	$0.27
Loss per common share from discontinued operations	—	—

Earnings per share	$0.24	$0.27

Earnings per share, diluted:
Earnings per common share from continuing operations	$0.24	$0.27
Loss per common share from discontinued operations	—	—

Earnings per share	$0.24	$0.27

Weighted-average common shares outstanding, basic	36,962	36,881

Weighted-average common shares outstanding, diluted	37,037	36,911

Skilled Healthcare Group, Inc.

Condensed Consolidated Balance Sheet and Cash Flow Data

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,107	$3,528
Other current assets	129,332	128,075
Property and equipment, net	377,793	373,211
Other assets	349,788	351,428

Total assets	$859,020	$856,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$82,796	$79,108
Current portion of long-term debt and capital leases	8,931	7,823
Other long-term liabilities	41,949	43,033
Long-term debt and capital leases, less current portion	441,014	450,856
Stockholders’ equity	284,330	275,422

Total liabilities and stockholders’ equity	$859,020	$856,242

	Years Ended March 31,
	2010	2009
Cash Flows from Continuing Operations
Net cash provided by operating activities	$18,138	$8,248
Net cash used in investing activities	(9,698)	(12,032)
Net cash (used in) provided by financing activities	(9,861)	9,138
Cash flows from discontinued operations	—	52

Net increase (decrease) in cash and equivalents	(1,421)	5,406
Cash and equivalents at beginning of period	3,528	2,047

Cash and equivalents at end of period	$2,107	$7,453

Skilled Healthcare Group, Inc.

Consolidated Key Performance Indicators

(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2010	2009
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,242	9,053
Available patient days	832,518	808,990
Actual patient days	697,541	684,946
Occupancy percentage	83.8%	84.7%
Skilled mix	23.0%	24.3%
Percentage of Medicare days in the upper nine RUG categories (1)	46.4%	41.9%
Average daily number of patients	7,751	7,611
EBITDA (2) (in thousands)	$27,475	$29,163
Adjusted EBITDA (2) (in thousands)	$27,475	$29,275
Adjusted EBITDA margin (2)	14.5%	15.6%
Adjusted EBITDAR (2) (in thousands)	$32,056	$33,790
Adjusted EBITDAR margin (2)	16.9%	18.0%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$497	$496
Medicare blended rate (Part A & B)	557	551
Managed care	380	366
Medicaid	149	145
Private and other	170	162
Weighted-average for all	$234	$233
Revenue from (total company):
Medicare	34.8%	36.5%
Managed care, private pay, and other	32.1	33.0

Quality mix	66.9	69.5
Medicaid	33.1	30.5

Total	100.0%	100.0%

	As of March 31,
	2010	2009
Facilities:
Skilled nursing facilities (at end of period):
Owned	54	52
Leased	24	24

Total skilled nursing facilities	78	76

Total licensed beds	9,704	9,519
Assisted living facilities (at end of period):
Owned	20	19
Leased	2	2

Total assisted living facilities	22	21

Total licensed beds	1,250	1,204
Total facilities (at end of period)	100	97
Percentage owned facilities (at end of period)	74.0%	73.2%

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.
(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDAR along with the Adjusted EBITDA and Adjusted EBITDAR margins have been updated as restated in 2009.

Skilled Healthcare Group, Inc.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

(In thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Net Income	$8,881	$10,003	$(161,315)
Interest expense, net of interest income	7,056	7,899	8,015
Provision for income taxes	5,594	5,784	3,841
Depreciation and amortization expense	5,944	5,477	5,950

EBITDA	27,475	29,163	(143,509)
Loss on disposal of asset	—	60	—
Discontinued operations	—	52	—
Goodwill impairment charge	—	—	170,600

Adjusted EBITDA	27,475	29,275	27,091
Rent cost of revenue	4,581	4,515	4,569

Adjusted EBITDAR	$32,056	$33,790	$31,660

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and

Forecasted EBITDAR

Year Ending December 31, 2010

(in millions)

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$32.3	$34.2
Interest expense, net of interest income and other	35.5	36.0
Provision for income taxes	20.7	21.8
Depreciation and amortization expense	24.5	26.0

EBITDA guidance	113.0	118.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$132.0	$137.0

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800